UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 12, 2006

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

383 Colorow Drive

Salt Lake City, Utah 84108

(Address of principal executive offices)

(801) 583-4939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 11, 2006, NPS Pharmaceuticals entered into a Separation Agreement with Dr. Hunter Jackson in connection with Dr. Jackson stepping-down as Chief Executive Officer and Chairman of the Board of the Company. The Separation Agreement provides that Dr. Jackson will receive the following remuneration:

•	24 months of base salary, which amounts to $1,020,000.00;

•	A Cash bonus of $500,000.00 for the period January 1, 2006 through May 11, 2006;

•	A One-time cash payment of $24,180 for accrued and unused personal time-off days;

•	24 months of accelerated vesting of approximately 84,400 stock options previously granted to Dr. Jackson;

•	Accelerated vesting of approximately 1,333 shares of restricted stock, which represents the remaining unvested portion of 4,000 shares of restricted stock issued to Dr. Jackson in January 2004; and

•	Continued medical and dental insurance benefits for so long as Dr. Jackson serves as a member of the Board and is not eligible for Medicare. It is estimated that the total premium paid if Dr. Jackson were to continue serving on the Board until age 65 would be $111,000.

Under the Separation Agreement, Dr. Jackson agrees to: (i) release the Company and certain related parties, including the Company’s officers, directors and employees, from all claims and liabilities under federal and state employment laws arising prior to the separation date; and (ii) continue to abide by the terms of the non-disclosure and non-competition agreement previously entered into by Dr. Jackson and the Company. Under the Separation Agreement, the Company agrees to continue to abide by the terms of the indemnity agreement previously entered into by Dr. Jackson and the Company. The Separation Agreement also contains other customary provisions for a transaction of this nature.

As a non-employee director of the Company, Dr. Jackson will be entitled to compensation under the Company’s Non-Employee Director Program. Nonemployee directors are compensated for their services as directors through the payment of annual retainer fees, meeting fees and non-retainer equity awards granted under the Company’s 2005 Omnibus Incentive Plan.

•	Annual retainer and meeting fees are paid in cash. However, a nonemployee director may elect to receive either 50% or 100% of his or her retainer fees and meeting fees that are otherwise payable in cash, in equity awards of deferred stock units. If a nonemployee director is not in compliance with NPS’ Nonemployee Director Stock Ownership Guidelines, then 100% of the retainer fees and meeting fees will be paid in deferred stock units until such time as the nonemployee director is in compliance.

•	Annual non-retainer equity compensation is payable in deferred stock units only. The Board has established an annualized equity award target value of $125,000 per director per year. This sum is paid in four (4) equal quarterly installments. Deferred stock units will be distributed to directors no earlier than: (a) a director’s separation from service, (b) a director’s disability; (c) a director’s death; or (d) the sale of substantially all the assets of NPS.

•	The Company also reimburses outside directors for out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings.

A detailed presentation of the fees a nonemployee director may earn for service on the board follows:

TYPE OF FEE	AMOUNT
Annual Retainer	$19,000
Lead Director Additional Annual Retainer	$10,000
Committee Chair Additional Annual Retainer	$10,000
Board Meeting (per meeting, attended in person)	$1,500
Board Meeting (per meeting, attended telephonically)	$750
Audit Committee Meeting (per meeting, attended in person)	$2,000
Audit Committee Meeting (per meeting, attended telephonically)	$1,000
Committee Meeting in Person (non-audit, per meeting)	$1,000
Committee Meeting (non-audit, per meeting, attended telephonically)	$500
Non-Retainer Annual Equity Award Value	$125,000

The annual retainers are paid following NPS’s Annual Meeting of Stockholders, which is generally in the month of May of each year. Meeting fees earned during the calendar quarter are payable in lump sum in the immediately proceeding calendar quarter.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On May 11, 2006, Dr. Hunter Jackson stepped-down as Chief Executive Officer and Chairman of the Board of the Company. Dr. Jackson will remain a member of the Company’s Board of Directors. The information set forth under Item 1.01 of this Form 8-K is incorporated into this Item 5.02(b) by this reference.

(c) On May 11, 2006, the Company’s Board of Directors appointed N. Anthony Coles as Chief Executive Officer of the Company. Dr. Coles, age 45, has been employed by the Company since November 2005 as President and Chief Operating Officer. Dr. Coles has also served as a member of the Company’s Board of Directors since November 2005. Prior to joining NPS, Dr. Coles served as the Senior Vice President of Commercial Operations of Vertex Pharmaceuticals from 2002 to October 2005. From 1996 to 2002, Dr. Coles held a variety of positions with Bristol-Myers Squibb, including Senior Vice President of Strategy and Policy and Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology. Dr. Coles was a Research Fellow at Harvard Medical School. He received a B.S. from Johns Hopkins University, a Master of Public Health from Harvard University, and a Doctor of Medicine from Duke University.

On October 31, 2005, the Company entered into an employment agreement with Dr. Coles which provides that he will (a) receive an annual base salary of $450,000 subject to annual adjustment by the Compensation Committee, (b) participate in the company’s Management Incentive Plan, which provides that Dr. Coles is eligible for a target bonus for 2006 of 45% of his base salary upon the achievement of certain performance criteria, and (c) receive annual long-term incentive target awards with an annual value, based on the fair value of the equity award of $600,000, to be granted as stock options, restricted stock units, or other vehicles as permitted under the NPS’s 2005 Omnibus Incentive Plan. Dr. Coles’ long-term incentive award for 2006 is 73,352 stock options and will be granted in quarterly installments.

Under Dr. Coles’ employment agreement, the Company made the following one-time cash payments or awards on his appointment date: (a) a one-time up-front cash payment of $200,000, which satisfied the payment of any bonus to Dr. Coles for services rendered to the Company by Dr. Coles in November and December 2005; (b) 180,000 restricted stock units, which vest subject to continued employment as follows: 45,000 on the second year anniversary of hire, 90,000 on the fourth year anniversary of hire, and 45,000 on the fifth year anniversary of hire; (c) 150,000 stock settled stock appreciation rights, or SARs; and (d) 150,000 non-qualified stock options, or NQSOs. As also required by Dr. Coles employment agreement, on May 11, 2006, the Company made an additional grant of 200,000 non-performance based NQSOs to Dr. Coles. The exercise price for the SARs and the NQSOs described in this paragraph is equal to the fair market value of a share of NPS’s common stock on the date of their respective grants. The SARs and the NQSOs will vest over a four-year period, with 28% vesting at the end of the first year from the date of grant, and the remainder vesting at a rate of 2% per month thereafter for as long a Dr. Coles is employed by NPS.

The Company also agreed to reimburse Dr. Coles for expenses incurred in connection with his relocation to New Jersey, including real estate commissions on the sale of his residence and the purchase of his new residence, moving expenses, temporary housing expenses and other miscellaneous expenses associated with his relocation.

Dr. Coles is also entitled to receive all the other benefits available to employees of the company, such as medical and dental insurance benefits, long-term care insurance, short-term and long-term disability, life insurance, 401(k) plan contribution matching, 125 Cafeteria Plan, annual paid time off, and holidays.

Dr. Coles’ employment agreement has an initial term of three years with an automatic one-year extension unless notice of non-renewal is provided by the Company or Dr. Coles at least 90 days prior to renewal. Dr. Coles is an employee at will, whose employment may be terminated at any time, though he will be entitled to certain severance benefits under the employment agreement. If the Company terminates Dr. Coles’ employment without cause, as defined in the agreement, he will receive his annual base salary for the longest of the remainder of the agreement term or 24 months. He will also be entitled to immediate vesting of all of the one-time equity awards granted upon his commencement of employment with the Company described above. Additionally, that portion of Dr. Coles stock awards that would have vested if he had remained employed for an additional 24 months will immediately vest on the date of termination and each stock award will remain exercisable for the longer of (a) 24 months, or (b) such other period as Dr. Coles may be entitled under any NPS stock option plan, grant agreement, or retirement plan. If Dr. Coles chooses to terminate his employment for good reason, which is defined as not being named CEO of the Company, he will receive his annual base salary and target annual incentive provided under this agreement for the longest of the remainder of the agreement term or 24 months. He will also be entitled to immediate vesting of all of the one-time equity awards granted upon his commencement of his employment with the Company described above. Additionally, that portion of Dr. Coles stock awards that would have vested if he had remained employed for an additional 24 months will immediately vest on the date of termination and each stock award will remain exercisable for the longer of (a) 24 months, or (b) such other period as Dr. Coles may be entitled under any company stock option plan, grant agreement, or retirement plan.

The employment agreement further provides that should Dr. Coles’ employment terminate as a result of death or total disability, Dr. Coles, or his estate, will be entitled to a prorated annual incentive and pro-rated long-term incentive, if applicable, based upon the number of weeks of service performed in the performance cycle and based on performance to date as determined by the Board. He will also be entitled to immediate vesting of all of the one-time equity awards granted upon commencement of his employment with the Company described above. Vested options will remain exercisable in accordance with the terms of the 2005 Omnibus Incentive Plan.

The Company has also agreed to gross-up any payments to Dr. Coles under the agreement should such payments be subject to the excise tax imposed by section 4999 of the Internal Revenue Code such that the net amount retained by Dr. Coles after deduction of any such excise tax shall be equal to the amount Dr. Coles would have received had there been no excise tax imposed on the payments.

Item 8.01	Other Events.

On May 12, 2006, the Company issued a press release announcing that, effective May 11, 2006, Dr. Hunter Jackson stepped-down as Chairman and Chief Executive Officer of the Company and that Dr. Anthony Coles was appointed as the new Chief Executive Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release issued by NPS Pharmaceuticals on May 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2006	NPS PHARMACEUTICALS, INC.

	By:	/s/ KEVIN J. ONTIVEROS
Kevin J. Ontiveros, Vice President, Corporate Law and Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by NPS Pharmaceuticals on May 12, 2006.